Exhibit 15.1
October 2, 2009
The Board of Directors and Stockholders
F.N.B. Corporation
     We are aware of the incorporation by reference in the Registration Statement (Form S-8) of F.N.B. Corporation for the registration of 2,500,000 shares of its common stock of our reports dated May 11, 2009 and August 10, 2009 relating to the unaudited condensed consolidated interim financial statements of F.N.B. Corporation and subsidiaries that are included in its Forms 10-Q for the quarters ended March 31, 2009 and June 30, 2009.
/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania